Exhibit 26(q)(ii)

Amendment to ITR Memorandum

AMENDMENT TO DESCRIPTION OF ISSUANCE, TRANSFER

AND REDEMPTION (“ITR”) PROCEDURES FOR INDIVIDUAL FLEXIBLE

PREMIUM VARIABLE LIFE INSURANCE POLICIES

ISSUED BY

TRANSAMERICA OCCIDENTAL LIFE INSURANCE COMPANY

Effective October 1, 2008, all references to Transamerica Occidental Life Insurance Company, in the ITR Memorandum for the Policy, which is included in the registration statement for the Policy (as previously filed with the Securities and Exchange Commission on April 18, 2000, in Pre-Effective Amendment No. 1 to the Registration Statement on Form S-6 of Transamerica Occidental Life Separate Account VUL-3 (File No. 333-91851), will now be to Transamerica Life Insurance Company. All other terms of the ITR memorandum remain in effect as stated therein.